August 17, 2005
Macquarie Infrastructure Company Inc.
600 Fifth Avenue, 21st Floor
New York, NY 10020
Attention: Peter Stokes
Re: Project Kiani
Ladies and Gentlemen:
You have advised Dresdner Kleinwort Wasserstein Limited (“DrKW”) that one of your affiliates, Macquarie Investment Holdings Inc., a Delaware corporation (“Holdings”) has entered into a Purchase Agreement with k1 Ventures Limited, a Singapore company (“Seller”) and K-1 HGC Investment L.L.C., a Hawaii limited liability company (“HGC Investment”), under which it or its assignee intends to acquire (the “Acquisition”) all of the direct or indirect equity interests of HGC Investment, L.L.C. from Seller or, at the election of Seller, all of the direct or indirect equity interests of HGC Holdings, L.L.C., a Hawaii limited liability company (“HoldCo”) from HGC Investment. At the closing of the Acquisition, HGC Investment will own 100% of the equity interests in HoldCo, which in turn owns 100% of the equity interests of The Gas Company L.L.C., a Hawaii limited liability company (the “Company”) and together with HGC Investment and HoldCo, the “Target Group”). The base purchase price for the Acquisition is $238,000,000.
You have also advised DrKW that Holdings intends to assign the Purchase Agreement to Macquarie Infrastructure Company Inc., a Delaware corporation (“MIC”, collectively with certain of its affiliates, the “Equity Investors”). After the Acquisition, MIC will own, through one or more affiliates, 100% of the equity interests in HoldCo and the Company.
You have also advised DrKW that you intend to finance the Acquisition, costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Company and its subsidiaries after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): (a) at least $102 million of common equity will be contributed (the “Equity Contribution”) to Holdings, through the Equity Investors (such Equity Contribution may be raised by the Equity Investors through debt financing), (b) up to $80 million in a senior term loan facility of HoldCo (“Facility A”), and (c) up to $100 million in senior secured credit facilities of the Company, comprised of (i) a term loan facility aggregating up to $80 million (“Facility B”) and (ii) a revolving credit facility of up to $20 million (“Facility C”; and together with Facility A and Facility B, the “Senior Credit Facilities”). The Acquisition, the Equity Contribution, the entering into and funding of the Senior Credit Facilities and all related transactions are hereinafter collectively referred to as the “Transaction.”

In connection with the foregoing, DrKW is pleased to advise you of its commitment to provide 100% of the full principal amount of the Senior Credit Facilities and to act as the sole and exclusive Facility Agent and Security Trustee (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities, all upon and subject to the terms and conditions set forth in this letter and in the Loan Facilities Term Sheet attached as Exhibit A hereto and incorporated herein by this reference (the “Term Sheet” and, together with this letter agreement, the “Commitment Letter”). DrKW is further pleased to advise you of its willingness, as the sole and exclusive lead arranger and sole book manager (in such capacities, the “Lead Arranger”) for the Senior Credit Facilities, to form a syndicate of financial institutions and institutional lenders (including DrKW) (collectively, the “Lenders”) in consultation with you and with your prior written consent (not to be unreasonably withheld) for the Senior Credit Facilities. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Term Sheet.
The commitment of DrKW hereunder and the undertaking of DrKW to provide the services described herein are subject to the satisfaction of each of the conditions precedent specified in the Term Sheet in a manner acceptable to DrKW, receipt of final due diligence reports from the report providers identified in the Term Sheet consistent in all material respects with the draft reports previously delivered, your compliance with the Fee Letter (as hereafter defined) and the negotiation, execution and delivery of definitive documentation (the “Credit Documentation”) for the Senior Credit Facilities consistent with the Term Sheet and otherwise satisfactory to DrKW.
DrKW intends to commence syndication of the Senior Credit Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letter, and the commitment of DrKW hereunder shall be reduced dollar-for-dollar as and when corresponding commitments are received from the Lenders, and you agree to cooperate with DrKW to enable DrKW to launch syndication as quickly as practicable. You agree to actively assist, and to cause the Company to actively assist, DrKW in achieving a syndication of the Senior Credit Facilities that is satisfactory to DrKW and you. Such assistance shall include (a) your providing and causing your advisors to provide DrKW and the other Lenders upon request with all information reasonably deemed necessary by DrKW to complete syndication, including, but not limited to, information and evaluations prepared by you, the Company and your and their advisors, or on your or their behalf, relating to the Transaction, (b) your assistance in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Credit Facilities, (c) using your commercially reasonable efforts to ensure that the syndication efforts of DrKW benefit materially from your existing lending relationships and the existing banking relationships of the Company, (d) if DrKW so requests (which it may do in its reasonable discretion in consultation with you if it considers it necessary or desirable to do so in order to achieve successful syndication of the Senior Credit Facilities), your providing DrKW with all information and other assistance that DrKW may require in order instruct a ratings agency to conduct a formal ratings process in connection with the Transaction (at DrKW’s cost) and (e) otherwise assisting DrKW in its syndication efforts, including by making your officers and advisors and the officers and advisors of the Company available from time to time to attend and make presentations regarding the business and prospects of the Company at one or more meetings of prospective Lenders.

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It is understood and agreed that DrKW will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders (with your consent, not to be unreasonably withheld) and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Term Sheet. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of DrKW.
Prior to your announcing, arranging or awarding any mandate for any financing in the European syndicated loan market for the acquisition of any gas utility operations at any time from the date of this letter until the earlier of (1) the date on which general syndication of the Facility has been completed (and DKW has reached a maximum final hold of $55,000,000) or (2) the date which is 3 months after the launch of syndication, you shall consult in good faith with DKW and, as part of such good faith consultations, you shall use reasonable endeavors to ensure any syndication referred to above is coordinated with the syndication of this Facility to ensure there is no competition between the respective marketing of the financings.
You hereby represent, warrant and covenant that (a) all information, other than Projections (as defined below), which has been or is hereafter made available to DrKW or the Lenders by you or any of your representatives (or on your or their behalf) or by the Company or any of its subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transaction (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made and (b) all financial projections concerning the Company that have been or are hereafter made available to DrKW or the Lenders by you or any of your representatives (or on your or their behalf) or by the Company or any of its subsidiaries or representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions (it is understood and acknowledged, however, that such Projections are based upon a number of estimates and assumptions and are subject to significant business, economic and competitive uncertainties and contingencies and that, accordingly, no assurances are given and no representations, warranties or covenants are made that any of the assumptions are correct, that such Projections will be achieved or that the forward-looking statements expressed in such Projections will correspond to actual results). You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the date of the initial borrowing under the Senior Credit Facilities (the “Closing Date”) so that the representation, warranty and covenant in the immediately preceding sentence is correct on the Closing Date. In issuing this commitment and in arranging and syndicating the Senior Credit Facilities, DrKW is and will be using and relying on the Information without independent verification thereof.
By executing this Commitment Letter, you agree to reimburse DrKW on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to the reasonable fees, disbursements and other charges of Orrick, Herrington & Sutcliffe LLP, as counsel to the Lead Arranger and the Administrative Agent, and of any local counsel to the Lenders retained by the Lead Arranger or the Administrative Agent incurred in connection with this Commitment Letter

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and the Senior Credit Facilities, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby. You also agree to pay the Arrangement Fee and Agency Fee as set out in the Term Sheet.
You agree to indemnify and hold harmless DrKW, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Senior Credit Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. It is further agreed that DrKW shall only have liability to you (as opposed to any other person), that DrKW shall be liable solely in respect of its own commitment to the Senior Credit Facilities on a several, and not joint, basis with any other Lender and that such liability shall only arise to the extent damages have been caused by a breach of DrKW’s obligations hereunder to negotiate in good faith definitive documentation for the Senior Credit Facilities on the terms set forth herein as determined in a final non-appealable judgment by a court of competent jurisdiction. In the event that any claim or demand by a third party for which you may be required to indemnify an Indemnified Party hereunder (a “Claim”) is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall as promptly as practicable notify you in writing of such Claim, and such notice shall specify (to the extent known) in reasonable detail the amount of such Claim and any relevant facts and circumstances relating thereto; provided, however, that any failure to give such prompt notice or to provide any such facts and circumstances shall not constitute a waiver of any rights of the Indemnified Party, except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby.
You shall be entitled to appoint counsel of your choice at your expense to represent an Indemnified Party in any action for which indemnification is sought (in which case you shall not thereafter be responsible for the fees and expenses of any separate counsel retained by that Indemnified Party except as set forth below); provided, however, that such counsel shall be satisfactory to such Indemnified Party. Notwithstanding your election to appoint counsel to represent an Indemnified Party in any action, such Indemnified Party shall have the right to employ separate counsel (including local counsel, but only one such counsel in any jurisdiction in connection with any action), and you shall bear the reasonable fees, costs and expenses of

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such separate counsel if (i) the use of counsel chosen by you to represent the Indemnified Party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Party and you and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to you; (iii) you shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such action; or (iv) you shall authorize the Indemnified Party to employ separate counsel at your expense. You shall not be liable for any settlement or compromise of any action or claim by an Indemnified Party affected without your prior written consent, which consent shall not be unreasonably withheld.
All payments to be made under the Commitment Letter and the Fee Letter (as defined below) shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account with such bank as the Lead Arranger notifies to the Company, and shall be paid without (and free and clear of any deduction for) set-off or counter-claim and without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
This Commitment Letter and the Term Sheet and the fee letter among you and DrKW of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Term Sheet) but not the Fee Letter after your acceptance of this Commitment Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. DrKW shall be permitted to use information related to the syndication and arrangement of the Senior Credit Facilities in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications; provided, that any press release or public announcement shall not be made without your prior written consent, not to be unreasonably withheld. DrKW hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow DrKW to identify you in accordance with the Act.
You acknowledge that DrKW or its affiliates may be providing financing or other services to parties whose interests may conflict with yours. DrKW agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to you, the Company and your and their respective affiliates with the same degree of care as its treat its own confidential information. DrKW further advises you that it will not make available to you confidential information that it has obtained or may

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obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that DrKW is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, Holdings, the Company or any of your or its respective affiliates that is or may come into the possession of DrKW or any of such affiliates.
The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of DrKW hereunder; provided, however, that you shall be deemed released of your reimbursement and indemnification obligations hereunder upon the execution of all definitive documentation for the Senior Credit Facilities and the initial extension of credit thereunder.
This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter and the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.
This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you and DrKW hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Term Sheet), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of DrKW in the negotiation, performance or enforcement hereof. The commitments and undertakings of DrKW may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.
This Commitment Letter, together with the Term Sheet and the Fee Letter, embodies the entire agreement and understanding among DrKW, you, and your affiliates with respect to the Senior Credit Facilities and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment and undertakings of DrKW hereunder are not limited to those set forth herein or in the Term Sheet and the Fee Letter. Those matters that are not covered or made clear herein or in the Term Sheet or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by DrKW to make any oral or written statements that are inconsistent with this Commitment Letter and the Fee Letter.
This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.
This Commitment Letter and all commitments and undertakings of DrKW hereunder will expire at 5:00 p.m. (New York City time) on August 17, 2005 unless you execute this Commitment Letter and the Fee Letter and return it to us prior to that time. Thereafter, all commitments and undertakings of DrKW hereunder will expire on the earliest of (a) November 17, 2005, unless the definitive documents for the financing of the Transaction have been executed and delivered,

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and (b) the acceptance by Holdings or any of its affiliates of an offer for all or any substantial part of the capital stock or property and assets of the Company and its subsidiaries other than as part of the Transaction. In consideration of the time and resources that DrKW will devote to the Senior Credit Facilities, you agree that, until such expiration, you will not, and will cause Holdings not to, solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facilities for the Borrower and its subsidiaries with respect to the matters addressed in this letter.
[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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     We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

DRESDNER KLEINWORT WASSERSTEIN LIMITED.

By:	/s/ Jorge Rodriguez

	Name:	Jorge Rodriguez

	Title:	Director

By:	/s/ Stein Melsbo

	Name:	Stein Melsbo

	Title:	Managing Director

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

MACQUARIE INFRASTRUCTURE COMPANY INC.

By:	/s/ Peter Stokes

	Name:	Peter Stokes

	Title:	Chief Executive Officer

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17 August 2005
PROJECT KIANI
STRICTLY PRIVATE & CONFIDENTIAL
OUTLINE TERMS AND CONDITIONS
LOAN FACILITIES TERM SHEET
August 2005
A structure chart is shown in Annex C — this is indicative only and will be revised subject to legal advice in the US and UK with appropriate changes to the termsheet following.

1. Facilities:	In total USD 180,000,000 comprising:

Facility A: USD 80,000,000 term loan facility;

Facility B: USD 80,000,000 term loan facility;

Facility C: USD 20,000,000 revolving working capital facility;

2. Purpose:	Facility A will be available to part finance the Acquisition and costs (including finance fees, commissions, costs and expenses) incurred by the relevant Borrower in connection with Facility A and the Acquisition.

Facility B will be available to part finance the Acquisition, and costs (including finance fees, commissions, costs and expenses) incurred by the relevant Borrower in connection with Facility B and the Acquisition.

Facility C will be available to fund working capital and capital expenditures by the Borrower Group that are allowable for rate base calculations.

3. Borrower:	Subject to paragraph 4:

Facility A: HGC Holdings, L.L.C., a Hawaii limited liability company (“HoldCo”)

Facility B: The Gas Company, L.L.C., a Hawaii limited liability company (“OpCo”)

Facility C: OpCo

4. Borrower Group:	Each of the Borrowers set out above

5. Shareholders and Ownership:	HGC Investment, L.L.C., a Delaware limited liability company (“ShareholderCo”) will own 100% of the issued

17 August 2005

shares in HoldCo, which in turn will own 100% of the issued shares in OpCo.

ShareholderCo will be 100% owned by Macquarie Investment Holdings Inc. (“Macquarie”).

The Acquisition will be funded by an amount of equity to be no less than 39% of the purchase price.

6. Acquisition:	The purchase of ShareholderCo by Macquarie.

7. Vendor:	K1 Ventures Limited

8. Mandated Lead Arranger:	DrKW

9. Bookrunner:	Mandated Lead Arranger.

10. Lenders:	Mandated Lead Arranger (through its affiliates) and one or more other banks or financial institutions to whom the Facilities may be syndicated.

11. Facility Agent and Security Trustee:	Mandated Lead Arranger.

12. Account Bank:	TBD

13. Lenders’ Counsel:	Orrick

14. Report Providers:	Technical & Regulatory: RJ Rudden/RW Beck

Environmental: E3

Legal: Le Boeuf, Lamb, Greene & MacRae

Financial & Model Auditor: Ernst & Young

Insurance: Willis

15. Signing Date:	The date of signing the finance documents (“Finance Documents”) reflecting the provisions of this Term Sheet, such documents to include, without limitation, a Facilities Agreement, an intercreditor agreement, a Hedging Strategy Letter and Security Documents.

16. Completion Date:	The date on which the Acquisition is completed.

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17. Final Maturity Date:	All Facilities: 7 years from the date of first drawdown of Facility A or B (whichever is earlier).

18. Calculation Date:	Each 31st March, 30th June, 30th September and 31st December.

19. Availability Periods:	Facility A: from the Signing Date up to and including the earlier of the Completion Date and the date falling 14 months after the date of the Commitment Letter issued by DrKW. Amounts not drawn will be cancelled.

Facility B: from the Signing Date up to and including the earlier of the Completion Date and the date falling 14 months after the date of the Commitment Letter issued by DrKW. Amounts not drawn will be cancelled.

Facility C: from first drawdown of Facility A or B (whichever is earlier) until one month before the Final Maturity Date.

20. Arrangement Fee:	As set out in a separate fee letter.

21. Commitment Fees:	As set out in Annex B (Fee Schedule). Payable on the average daily unused portion of the Facilities calculated from the Signing Date. The Commitment Fees shall become due and payable on a pro-rata basis as Facilities A and B are funded. Commitment fees on Facility C will be payable on a pro-rata basis at the same time as each of Facility A and B are funded. Thereafter the Commitment Fees will be paid quarterly in arrears and on the earlier of full repayment or the last day of the applicable Availability Period.

22. Agency Fee:	As set out in a separate fee letter.

23. Interest Rate:	The aggregate of:

1 the applicable Margin; and

2 LIBOR.

24. Margin:	As set out in Annex B (Fee Schedule).

25. Default Interest Rate:	The maximum applicable Margin plus 1% per annum.

26. LIBOR:	LIBOR for selected Interest Period set by reference to the appropriate telerate page or, if this is not available, to be determined by the Senior Facility Agent by reference to

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rates quoted by Reference Banks.

27. Interest Periods:	Interest Periods will be 1, 2, 3 or 6 months (or such other periods as may be agreed) at the option of Borrower.

No Interest Period may overrun the Final Maturity Date.

28. Interest Payments:	Interest will be payable in arrears at the end of each Interest Period provided that for any Interest Period in excess of 6 months, accrued interest will be payable on the last day of each 6 month period falling during such Interest Period and on the last day of such Interest Period.

29. Hedging Strategy:	Borrower will implement hedging of its floating interest rate risk so as to fix 90% of its projected debt outstanding for 3 years from first drawdown and 75% thereafter. The Mandated Lead Arranger will have a right of first refusal in respect of 70% of the hedging.

Separate hedging arrangements will be put in place in respect of (i) Facility A and (ii) Facilities B and C.

30. Advances:	Drawdowns may be made on not less than 3 and not more than 7 business days notice

Advances will be in cash, denominated in USD and will be in minimum amounts of USD 2,000,000 for Facilities A and B and USD 500,000 for Facility C.

There will be a maximum of advances under each Facility as follows:

Facility A: 1 drawing

Facility B: 1 drawing

Facility C: no more than 10 outstanding at any one time.

31. Conditions Precedent to Signing of Finance Documents:	The Finance Documents will not be signed until the Facility Agent has received and is satisfied with the following documents:

(a) certified copies of the deed of incorporation and articles of association (or equivalent constitutive documents) of each member of the Borrower Group and each Guarantor (together the “Obligors”);

(b) board resolutions of each relevant Obligor;

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(c) shareholders resolutions of each relevant Obligor;

(d) specimen signatures for the person(s) authorised in the board resolutions referred to at (b) above;

(e) a copy of the financial model showing financial projections up to December 2013 showing the ability of the Borrower Group to service the Facilities;

(f) draft legal opinion(s) from the Mandated Lead Arranger’s counsel and/or Borrower Group’s legal counsel (as applicable);

(g) the Hedging Strategy agreed by the Facility Agent;

(h) Group structure chart showing the shareholding structure both pre- and post-Acquisition;

(i) receipt of reports from each of the Report Providers and any other due diligence available to HoldCo which is material to the decision to lend, and any revisions, amendments or updates to the aforementioned due diligence [to be refined in documentation];

(j) Copy of the Purchase Agreement relating to the Acquisition;

(k) Such other documents, opinions and certificates as may be reasonably requested by the Facility Agent.

32. Conditions Precedent to Drawdown under Facilities A and B:	The Facilities may not be drawn until the Facility Agent has received and is satisfied with the following documents:

(a) compliance certificate as to no breach of borrowing and/or guaranteeing limits from each relevant Obligor;

(b) executed Finance Documents and fee letters;

17 August 2005

(c) receipt of all relevant corporate and shareholder consents;

(d) [certified] copies of all regulatory approvals required in respect of the Acquisition and the ability of OpCo to operate a gas distribution network;

(e) legal opinion(s) from the Mandated Lead Arranger’s Counsel and/or the Borrower’s legal counsel (as applicable);

(f) a letter of direction from HoldCo to pay the fees, costs and expenses due from the Borrower Group under the Finance Documents on first drawdown in accordance with the Fee Letters;

(g) receipt of a business plan and a budget for the first 12 months of operations of the Borrower Group;

(h) completion of the Acquisition on a basis consistent with the assumptions made in the business plan and the Share Purchase Agreement;

(i) evidence of prepayment/cancellation of existing debt of ShareholderCo, HoldCo and OpCo and discharge/release of any associated security interests, save as will be prepaid from the proceeds of drawdown of the relevant Facilities and except the following facilities which will remain: [to be agreed];

(j) evidence that ShareholderCo or a direct or indirect parent thereof has received shareholder funding in accordance with item 5 (Shareholders and Ownership) above;

(k) evidence that all necessary insurances are in or will promptly be in effect as set out in the Insurance Due Diligence Report;

(l) certification from an authorised signatory of the relevant Borrower that all conditions precedent have been satisfied and the Vendor is not entitled to refuse to complete

17 August 2005

the relevant Acquisition;

(m) “know your client"/money laundering documentation;

(n) confirmation of the Sources and Uses;

(o) confirmation that the relevant Acquisition is or will be completed in accordance with the acquisition agreements including that ShareholderCo has not waived any material condition to completion, including any MAC condition in the relevant SPA, which it would have been entitled to invoke;

(p) delivery of Borrower Group financial statements;

(q) evidence that each member of the Borrower Group is solvent;

(r) evidence that Total debt / EBITDA measured for the Borrower Group on a consolidated basis does not exceed 6.6x (calculated on a 12 month forward looking basis based on the audited financial model);

(s) satisfactory financial audit of the Target Group or waiver by the SEC of such audit requirement.

33. Conditions Precedent for each Drawdown:	Drawdown of any Facility may only be made if on the date of the drawdown request and on the drawdown date:

1 in respect of rollover advances, no event of default is continuing or would result from the drawdown;

2 in respect of any other advance, no event of default or potential event of default is continuing or would result from the proposed drawdown;

3 no breach of any financial covenant would result from the drawdown; and

4 all representations to be repeated on those dates are true.

34. Repayment:	All Facilities will be repaid in full on the Final Maturity Date.

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Facility C is available on a fully revolving basis with each loan repaid at the end of each Interest Period provided that no Interest Period shall exceed the Final Maturity Date.

35. Voluntary Prepayment and Cancellation:	Any Facility may be prepaid and cancelled in whole or in part (if in part, in minimum amounts and multiples of USD 500,000) without penalty, but subject to any standard break costs if not repaid at the end of an Interest Period, upon five business days’ prior written notice to the Facility Agent.

Any amount prepaid under Facilities A and B may not be redrawn.

36. Mandatory Prepayment:	Unless otherwise agreed by the Lenders, the Borrower will prepay and cancel the Facilities as follows:

1 with the net proceeds of any disposal of assets by the Borrower Group, other than in the ordinary course of trading, above a de minimus level of disposals per financial year;

2 in full, if more than 25% of the direct or indirect total ownership or control of a Borrower is held by any single party other than (a) Macquarie Bank Limited or any fund or other entity that is a subsidiary of (or managed by a subsidiary of) Macquarie Bank Limited or (b) any direct or indirect subsidiary of any or the foregoing;

3 to the extent not applied in reinstatement of the relevant asset within an agreed period, with all insurance proceeds or condemnation or eminent domain proceeds excluding proceeds under business interruption insurance received in respect of the loss or destruction of assets to the extent that in aggregate they exceed USD 10 million in any financial year;

4 In full upon the breach by OpCo of the terms of its regulatory approval to act as gas grid manager, which is likely to result in a Material Adverse Change (subject to a reasonable consultation period between the Borrower and the MLA);

5 In full if OpCo ceases to be 100% owned and controlled by HoldCo or HoldCo ceases to be 100% owned and controlled by ShareholderCo;

17 August 2005

6 In full upon regulatory consent being withdrawn or not renewed for the Acquisition (such consent being withdrawn or not renewed for a period of 18 months).

37. Security:	To the extent permitted by law and any licences held by the Borrower Group, the obligations will be secured as follows:

Facility A:

(a) a first ranking pledge over the entire issued share capital of OpCo;

(b) first ranking security over all present and future assets of HoldCo

(c) a first ranking pledge over the entire issued share capital of HoldCo

Facilities B and C:

(a) First ranking security over all present and future assets of OpCo;

(b) A first ranking pledge over the entire issued share capital of OpCo;

(c) A security assignment of all of Macquarie’s rights under the Share Purchase Agreement

A full security package is expected. US advice is needed to determine exactly what security is available under US law and to remain incompliance with HPUC regulations,

38. Intercreditor arrangements	An intercreditor agreement will be entered into between all obligors, intra-group creditors, Macquarie, the finance parties and the hedging bank.

For the avoidance of doubt, the rights of the Finance Parties in respect of Facility B and Facility C shall rank ahead of the rights of the Finance Parties in respect of Facility A.

39. Representations and Warranties:	The following representations and warranties in customary form for a facility of this nature and as appropriate to this transaction will be made, to include appropriate materiality tests, pre-agreed exceptions identified in due diligence reports or otherwise and knowledge threshold of the Borrower (and where relevant, each Obligor), such

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representations to be made on the Signing Date and thereafter as deemed repeated on a basis to be agreed:

1 Due incorporation of each Obligor;

2 binding obligations;

3 non-conflict with other obligations;

4 legal powers of each Obligor;

5 due authorisation by each Obligor of Finance Documents;

6 governing law, enforcement of judgments, validity and admissibility;

7 no filing or stamp taxes that have not been made/paid;

8 no default;

9 financial statements;

10 funding of pension plans and compliance with ERISA;

11 payment of taxes;

12 prior ranking status of security;

13 pari passu ranking of obligations;

14 no proceeding pending or threatened;

15 ownership of assets;

16 no breach of environmental or other laws;

17 no other business (other than that authorised by the relevant Licence(s) or those carried on as the Signing Date);

18 insurance coverage is in line with prudent market practice;

19 all consents, filings, and licences etc... required for conduct of business have been obtained and are in full force and effect;

20 no encumbrances other than permitted encumbrances;

21 no financial indebtedness other than permitted

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indebtedness;

In relation to the Information memorandum this will be repeated when information is provided and on first syndication	22 accuracy of information provided to Lenders;

23 confirmation that (i) HoldCo is owned and controlled by ShareholderCo in accordance with item 6 (Shareholders and Ownership); (ii) HoldCo is the 100% parent of OpCo;

24 HoldCo is a holding company and is not carrying out any other business and have not incurred any liabilities other than directly relating to the ownership of the gas utility company;

25 no Material Adverse Change since the date of the latest financial statements;

26 no material litigation or outstanding claims;

27 no insolvency

40. Material Adverse Change	Means a material adverse change in:

(a) The business, operations, property, condition (financial or otherwise) or prospects of the Borrower Group taken as a whole;

(b) The ability of a member of the Borrower Group to perform its obligations under any of the Finance Documents;

(c) The validity or enforceability of any of the Finance Documents or the rights and remedies of any finance party under any of the Finance Documents;

Provided, that, during the period commending on the Signing Date and ending on the date on which Facilities A and B are funded, no Material Adverse Effect shall exist so long as the Total debt / EBITDA test is satisfied as a condition precedent to such funding.

41. Information Covenants:	The Borrower to provide the following to the Facility Agent:

1 audited financial statements for each Borrower within

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90 days of financial year end;

2 [un]audited financial statements and/or management accounts for each Borrower (as appropriate) for each financial quarter within 45 days;

3 annual operating budget for the Borrower Group not less than 15 days prior to the beginning of each financial year updated as may be required and an agreed capex schedule initially for the life of the Facilities and updated on an annual basis thereafter;

4 provision of financial and other information including annually updated business plan;

5 other information regarding the Borrower Group as the Facility Agent may reasonably request;

6 details of any actual or potential investigation or proceedings by any governmental authority which is likely to result in a Material Adverse Change;

7 all material notices and material communications in connection with any material contract;

8 details of any transfer of shares;

9 details of any circumstances that could reasonably be expected to result in a Material Adverse Change;

10 notification of any potential or actual Event of Default;

11 details of any material litigation, arbitration or administrative proceedings;

12 upon reasonable request by the Facility Agent or any Lender, such documentation or other evidence is necessary for the Senior Facility agent or Lender to carry out and be satisfied with the “know your customer” or other checks required to be carried out by local regulatory authorities.

42. Covenants:	Undertakings, applicable as appropriate to relevant members of the Borrower Group (and where relevant, each Obligor), on the following matters in customary form for transactions of this nature, to include appropriate materiality tests, permitted exceptions and, where appropriate, de minimis provisions. All undertakings are (save where indicated) to be subject to waiver or amendment with the consent of the Majority Lenders:

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1 procurement, compliance and maintenance of all authorisations, licences, consents;

2 compliance with legal obligations;

3 compliance with all relevant Licence(s) and any other necessary licences, permits and consents specific to any business conducted;

4 compliance with environmental laws;

5 maintain pari passu ranking of obligations;

6 negative pledge with permitted encumbrances to be agreed with the Mandated Lead Arranger;

7 restriction on the disposal and transfer of assets other than in the ordinary course of business, except for non-regulated businesses and non-regulated assets to be agreed with the Mandated Lead Arranger;

8 restriction on indebtedness;

9 restriction on acquisitions and mergers with certain exceptions (including the relevant Acquisitions) to be agreed with the Mandated Lead Arranger;

10 no change of business;

11 restriction on granting of loans [(other than inter-company loans, which shall be subordinated]);

12 no dealings other than on arms length terms;

13 insurance coverage in line with prudent industry practice;

14 adherence to the Hedging Strategy;

15 maintenance and funding of pension schemes in accordance with applicable law or regulation including ERISA;

16 restriction on guarantees and letters of credit;

17 restrictions on HoldCo acting as anything other than a holding company;

18 HoldCo to own 100% of the OpCo;

19 [restrictions on new joint ventures;]

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20 no payments other than Permitted Payments;

21 maintenance and protection of assets including material contracts, Licences, leases and intellectual property;

22 payment of taxes;

23 no breach of any material agreement;

24 no change of accounting date, except as permitted;

25 acquisition related covenants for each relevant Acquisition including prompt payment of all amounts payable to the Vendor and preservation and enforcement of rights under acquisition agreements and restriction on publicity;

26 no abandonment of business;

27 no amendment to constitutional documents which could reasonably be expected to result in a Material Adverse Change. Note: drafts of the constitutional documents that will apply following the completion of the Acquisition will be pre-approved by the finance parties prior to signing, if any changes are contemplated;

28 adherence to the agreed capex schedule whilst any Lock-up is in existence;

29 HoldCo, as the sole shareholder of OpCo, must procure that OpCo declares and pays sufficient dividends to HoldCo to enable HoldCo to meet its payment obligations to the Lenders under the Facility Agreement.

43. Financial covenants:	OpCo Test: FFO / OpCo Interest to be greater than 2.50x (calculated by reference to OpCo only)

The above test to be calculated as described in Annex A

44. Lock-up:	OpCo Lock-up test: FFO / OpCo Interest to be greater than 3.50x (calculated by reference to OpCo only)

The above test to be calculated as described in Annex A

No Event of Default

Both HoldCo and OpCo will be in Lock Up if OpCo fails the test above; provided that, so long as FFO/OpCo Interest was greater than 2.50x for the most recent period,

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and no other Event of Default or potential Event of Default has occurred and is continuing, OpCo may distribute amounts sufficient to enable HGC to make any mandatory payment of interest or principal under the Facility A and with respect to the interest rate swaps entered into by HoldCo in accordance with the Hedging Strategy. Both entities will remain in Lock Up until OpCo passes two consecutive tests. Any cashflow generated whilst in Lock Up will be held in a secured account (post debt service).

45. Cash Sweep	If HoldCo and OpCo are in Lock-up for three or more consecutive tests and no Event of Default has occurred, all of the cash trapped during the quarter ending 6 months prior will be swept and used to repay and cancel Facilities A, B and C on a pro-rata basis

46. Events of Default:	As customary for a facility of this nature, applicable as appropriate to each Borrower (and where relevant, each Obligor) and subject, where appropriate, to materiality tests, permitted exceptions (to include solvent reconstruction) cure periods and de minimis provisions (in addition to any set out below). Each of the events may be waived and any remedy period extended with the approval of the Senior Facility Agent and to include:

1 failure to pay any sum when due (with 3 business days grace for technical or administrative causes);

2 breach of covenants, including financial covenants, and other obligations under the Finance Documents;

3 representations or warranties untrue or misleading when made or deemed repeated;

4 [cross default and cross acceleration only with respect to default occurring at OpCo, but in no event if default occurs at HoldCo (and not at OpCo simultaneously)];

5 termination, transfer, revocation or modification of a relevant Licence(s), lease or other material contract which might reasonably be expected to result in a Material Adverse Change ;

6 insolvency and related events;

7 cessation of business;

8 illegality;

9 invalidity of any Finance Documents;

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10 material qualification of accounts;

11 repudiation of the Finance Documents;

12 no Material Adverse Change since the date of the latest financial statements.

47. Transferability:	Lenders may, with the prior consent of the Borrowers (not to be unreasonably withheld) transfer their rights and obligations, in part or in whole to banks and other financial institutions regularly investing in loans or securities. Consent not required if to an affiliate of a Lender or if an Event of Default has occurred and is continuing.

48. Documentation:	The Facilities will be evidenced by the Facilities Agreement and other relevant Finance Documents. The Facilities Agreement, which will be documented under the laws of the State of New York, will contain standard provisions relating to, inter alia, increased costs, illegality, taxes, market disruption, breakage costs, default interest, right of set off, pro rata sharing, customary agency language, full risk indemnities and changes in currency. Lenders other than the Mandated Lead Arranger will become party to the Facilities Agreement by way of transfer certificate.

49. Expenses	The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of the counsel to the Administrative Agent, regardless of whether or not the Senior Credit Facilities are closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

50. Law & Jurisdiction:	This Term Sheet and all Finance Documents will be governed by New York law and will be subject to the exclusive jurisdiction of the courts of the State of New York.

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ANNEX A
Calculation Periods and Dates
The covenants will be tested quarterly on 31st March, 30th June, 30th September, and 31st December (each a “Calculation Date”) and will be calculated on both a 12 month forward (solely with respect to the OpCo Lock-up test) and backward looking basis, provided that the first test on a backward looking basis shall not occur until the first calculation date following the expiry of 12 months from the Signing Date. For the forward-looking portion of the testing, the Borrower’s business plan, as updated, will form the basis of the test.
Funds From Operations (“FFO”) means EBITDA adjusted for changes in working capital less tax less maintenance capex
Compliance with the covenants will be certified quarterly by way of compliance certificates signed by two directors of the Borrower and, to the extent that it is based on audited financial information, the auditors will confirm compliance annually.

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ANNEX B
Fee Schedule

(1)	Commitment Fee

	35% of the margin

(2)	Margin

	Facility A:	Yrs 1-5:	0.60%

		Yrs 6-7:	0.70%

	Facility B:	Yrs 1-5:	0.40%

		Yrs 6-7:	0.50%

	Facility C:	Yrs 1-5:	0.40%

		Yrs 6-7:	0.50%

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ANNEX C
Structure Chart
New Equity Investors Shareholder LLC 100% HoldCo 100% OpCo 100% Assets Businesses Debt USD 80M Debt USD 80M +USD 15M RCF Lenders Lenders

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Disclaimer:
This Summary of Terms and Conditions is to be used as a basis for continued discussions, and does not constitute an offer or give rise to any obligations on the part of DrKW or any of its affiliates or other entities to arrange, underwrite or provide, or commit to arrange, underwrite or provide the Financing. The delivery of a commitment would be subject, among other things, to (i) DrKW’s satisfaction with the results of its legal and other due diligence and (ii) final credit approval by DrKW for the Financing. These Summary Terms and Conditions may be modified or supplemented by DrKW in its sole discretion at any time and from time to time whether by reason of the results of its due diligence, credit approval process, as a result of changed market conditions or otherwise. These Summary Terms and Conditions are to be treated as strictly confidential and shall not be disclosed to, or relied upon by, any person except as required by law or to comply with the rules of any regulatory body or to employees or legal or financial advisers who have a need to know this information and who are made aware of and agree to be bound by these confidentiality obligations. DrKW shall not be responsible or liable to any person or entity for any damages or loss that may be alleged as a result of these Summary Terms and Conditions.